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                                                                    EXHIBIT 5.01


                      [RICHARDS & O'NEIL, LLP LETTERHEAD]

                                         August 3, 1998


Office Centre Corporation
38 East 32nd Street
New York, NY 10016


Gentlemen:


          We refer to the Registration Statement on Form S-1 (File No. 333-53411) (the "Registration Statement") filed by Office Centre Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, pursuant to which the Company will offer up to 3,970,360 shares of its common stock, $.001 par value per share (the "Shares") and Walter H. Gordonstein and Clifford M. Davie (together, the "Selling Shareholders") will offer up to 429,640 and 200,000 Shares, respectively.

          As counsel to the Company, we have examined such corporate records, documents and matters of law as we have considered necessary or appropriate for the purpose of this opinion and, upon the basis of such examination, we advise you that in our opinion (i) the Shares to be sold by the Company, when delivered and paid for in accordance with the terms of the Underwriting Agreement by and among the Company, its wholly-owned subsidiary, UDI Corp., the Selling Shareholders, Morgan, Keegan & Company, Inc., McDonald & Company Securities, Inc., and Credit Lyonnais Securities (USA), Inc., as representatives of the several underwriters, will be legally issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Shareholders are legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.



                                         Very truly yours,

                                         /s/ RICHARDS & O'NEIL, LLP